Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 29, 2008 on the financials statements and financial highlights of the Access One Trust included in the Annual Report to Shareholders for the fiscal year ended October 31, 2008 in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 333-119022) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

February 25, 2009